Investor Contact:

Vitacost.com
Kathleen Reed
Director of Investor Relations
561-982-4180
or
ICR, Inc.
John Mills
Senior Managing Director
310-954-1105

VITACOST.COM, INC. UPDATES FIRST QUARTER AND FULL YEAR 2010 REVENUE AND EPS GUIDANCE

Announces Timing of First Quarter 2010 Earnings Call

BOCA RATON, Fla., April 20, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, today announced updated guidance for revenue and fully diluted earnings per share for the first quarter ending on March 31, 2010 and full year 2010.  The Company does not plan to provide preliminary financial information in the future other than in unique circumstances, or in the event of a material event that requires disclosure.

During the latter half of the first quarter, back orders temporarily increased on select NSI proprietary products primarily due to a manufacturing logistics issue at its Lexington, NC plant. As a result, the Company estimates that $1.0 to $1.2 million of revenue will shift from the first quarter to the second quarter as the Company recognizes revenue when orders are delivered and not shipped.  As a result, the Company now expects revenue in the range of $57.0 to $57.5 million for the first quarter of 2010, with fully diluted earnings per share in the range of $0.08 to $0.09.  The Company’s prior guidance was for revenue in the range of $58 to $60 million and earnings per diluted share in the range of $0.14 to $0.15.  The revised earnings per share guidance is attributable to the lower-than-expected revenue and a product mix shift with an increased percentage of revenue stemming from lower margin third party product sales.  In addition, gross margin in the quarter was also impacted by increased shipping expenses to maintain the Company’s high level of customer service and an increase in the level of promotional activity in order to mitigate the expense of moving inventory from the Company’s former distribution center in North Las Vegas to the newly opened facility in South Las Vegas.

Accordingly, the Company is revising its full year 2010 estimates and now expects revenue to be in the range of $235 to $245 million with full year earnings per share in the range of $0.40 to $0.50.  Previously, the Company’s full year guidance was for revenue in the range of $245 to $255 million and earnings per share in the range of $0.56 to $0.63.

"While we are disappointed with our first quarter preliminary results and have prudently revised our full year expectations, we believe these issues are short-term in nature and the Company has taken the necessary steps to correct the situation and eliminate the production bottleneck by the end of the second quarter,” said Ira Kerker, Vitacost.com’s Chief Executive Officer. “We have made some personnel changes in manufacturing, and are in the process of implementing new scheduling software to enhance visibility and efficiency of the scheduling process.  In addition, we have adopted additional oversight procedures to ensure that this situation is not repeated in the future.”

Mr. Kerker continued, “Our business model remains sound and taking into consideration the revenue that has now shifted into the second quarter – we would have reported revenue within our previously stated range.  We believe the Company is well positioned for long-term profitable growth and margin expansion as we continue to achieve greater efficiencies and cost savings and note that our new Las Vegas distribution center opened on schedule. As the leading online retailer of health and wellness products, Vitacost remains focused on offering its customers superior value and quality on the best selection of products."

The Company plans to report full first quarter 2010 financial results on Thursday, May 6, 2010, after market close. The Company will also host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Ira Kerker, Chief Executive Officer, and Richard Smith, Chief Financial and Accounting Officer.

The conference call is scheduled to begin at 5:00 p.m. EDT on May 6, 2010. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at www.vitacost.com, and will be archived online through May 20, 2010. In addition, you may dial (877) 407-0789 to listen to the live broadcast.

A telephonic playback will be available from 8:00 p.m. EDT, May 6, 2010, through May 20, 2010. Participants can dial (877) 660-6853 to hear the playback. The account number is 3055 and the passcode is 349388.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include management's expected results of operations for the first quarter of 2010, and the full year of 2010, involve known and unknown risks and uncertainties, which may cause Vitacost's actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the current global economic downturn or recession; difficulty expanding its manufacturing and distribution facilities; significant competition in its industry; unfavorable publicity or consumer perception of its products on the Internet; the incurrence of material product liability and product recall costs; Inability to defend intellectual property claims; costs of compliance and its failure to comply with government regulations; its failure to keep pace with the demands of our customers for new products; disruptions in its manufacturing system, including information technology systems, or losses of manufacturing certifications; and the lack of long-term experience with human consumption of some of its products with innovative ingredients. Those and other risks are more fully described in Vitacost's filings with the Securities and Exchange Commission, including the Registration Statement on Form S-1, as amended, filed in connection with the Company's initial public offering as well as the Company's form 10-K filed for the full year ending December 31, 2009.